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                                                                EXHIBIT 3 (b)(i)

                           SOUTHLAND INDEMNIFICATION



                 Section 0.1 Definitions. For purposes of this Article VI, the following terms have the following meanings:

                 (a) "Corporation" includes any domestic or foreign predecessor entity of the corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

                 (b) "Director" means an individual who is or was a director of the corporation or an individual who, while a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

                 (c)      "Expenses" include counsel fees.

                 (d) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

                 (e) "Official capacity" means (i) when used with respect to a director, the office of director in the corporation; and (ii) when used with respect to an officer, employee, or agent, the office in a corporation held by an officer or the employee or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

                 (f) "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

                 (g) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal. [Section 10-2B-8.50]

                 Section 0.2 Indemnification in Actions Arising Out of Capacity as Director. (a) Except as provided in subsection (d) of this Section 6.2, the corporation shall indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

                 (i) The individual conducted himself or herself in good faith; and
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                 (ii)  The individual reasonably believed:

                          (A) In the case of conduct in his or her official capacity with the corporation, that the conduct was in its best interests; and

                          (B) In all other cases, that the conduct was at least not opposed to its best interests; and

                 (iii) In the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

                 (b) A director's conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(ii)(B) of this Section 6.2.

                 (c) The termination of a proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Section 6.2.

                 (d)      A corporation may not indemnify a director under this
Section 6.2:

                 (i) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                 (ii) In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by him or her.

                 (e) Indemnification permitted under this Section 6.2 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. [Section 10-2B- 8.51]

                 Section 0.3      Indemnification Against Certain Expenses.
The corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in such proceeding, where he or she was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection therewith, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding. [Section 10-2B-52]

                          Section 0.4      Advance for Expenses.  (a)  The
corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:




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                 (i)   The director furnishes the corporation a written
         affirmation of good faith belief that he or she has met the standard of conduct described in Section 6.2;

                 (ii) The director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct, or is not otherwise entitled to indemnification under Section 6.2(d), unless indemnification is approved by a court of competent jurisdiction as provided under the Alabama Business Corporation Act;

                 (iii) A determination is made that the facts then known to those making the determination would not preclude indemnification under this Article VI.

                 (b) The undertaking required by subsection (a)(ii) of this Section 6.4 must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

                 (c) Determinations and authorizations of payments under this Section shall be made in the manner specified in Section 6.5. [Section 10-2B-8.53]

                 Section 0.5 Determination and Authorization of Indemnification. (a) The corporation may not indemnify a director under
Section 6.2 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in
Section 6.2.

                 (b)      The determination shall be made:

                 (i) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                 (ii) If a quorum cannot be obtained under subdivision (i), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                 (iii) By special legal counsel:

                          (A) Selected by the board of directors or its committee in the manner prescribed in subdivision (i) or (ii); or

                          (B) If a quorum of the board of directors cannot be obtained under subdivision (i) and a committee cannot be designated under subdivision (ii), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or





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                 (iv)  By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. A majority of the shares that are entitled to vote on the transaction by virtue of not being owned by or under the control of such directors constitutes a quorum for the purpose of taking action under this Section 6.5.

                 (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(iii) of this Section 6.5 to select counsel.

                 Section 0.6 Insurance. The corporation may purchase and maintain insurance, or furnish similar protection (including but not limited to trust funds, self-insurance reserves, or the like), on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify such person against the same liability under Section 6.2 or Section 6.3. [Section 10-2B-8.57]

                 Section 0.7      Application of Indemnification Provisions.
(a) Any indemnification, or advance for expenses, authorized under this Article VI shall not be deemed exclusive of and shall be in addition to that which may be contained in the corporation's articles of incorporation, these bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise.

                 (b) This Article VI shall not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in proceeding at a time when he or she has not been made a named defendant or respondent to the proceeding. [Section 10-2B-8.58]]

                 Section 0.8 Survival of Right. Any right to indemnification or advancement of expenses provided by or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent or to serve as a director, officer, partner, trustee, employee or agent of such other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person. Any repeal or modification of this
Article VI which serves to restrict or lessen the rights to indemnification or advancement of expenses provided by this Article VI shall be prospective only and shall not lessen the right to indemnification or advancement of expenses existing at the time of such repeal or modification with respect to liabilities arising out of claimed acts or omissions occurring prior to such repeal or modification.





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